As filed with the Securities and Exchange Commission on September 21, 1998.

                                        Registration Statement No. _____________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM SB-2
                          Registration Statement Under
                           the Securities Act of 1933

                     MINIMALLY INVASIVE SURGERY CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                         8741                   87-0392209
-------------------------------  ---------------------------- -----------------
(State or other jurisdiction of  (Primary Standard Industrial  (IRS Employer
 incorporation or organization)   Classification Code No.)   Identification No.)

     601 Daily Drive, Suite 223, Camarillo, California 93010 (805) 484-6654
         (Address and telephone number of principal executive offices)

                                Eric L. Robinson
                              BLACKBURN & STOLL, LC
                         77 West Second South, Suite 400
                     Salt Lake City, UT 84101 (801) 521-7900
            (Name, address and telephone number of agent for service)

         Approximate date of proposed sale to the public: As soon as practicable from time to time after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

------------------------- ----------------------- ----------------------- ----------------------- ----------------------

                                                         Proposed                Proposed
 Title of Each Class of           Amount                 Maximum                 Maximum                Amount of
    Securities to be              to be               Offering Price            Aggregate             Registration
       Registered               Registered             Per Unit(1)          Offering Price(1)              Fee
------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Series A Warrants &
Common Stock                  1,800,000                 $3.00(2)                $5,400,000                 $1,593
------------------------- ----------------------- ----------------------- ----------------------- ----------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. determine.

================================================================================

(footnotes continued from previous page)

(1) Estimated solely for the purpose of determining the registration fee.

(2) Represents the price at which the Warrants may be exercised. Fees were calculated under Rule 457(g) under the Securities Act of 1933.

                     MINIMALLY INVASIVE SURGERY CORPORATION

                           1,800,000 Series A Warrants

         Minimally Invasive Surgery Corporation (the "Company") is offering under this Prospectus (i) 1,800,000 redeemable Series A Warrants (the "Warrants") to be distributed as soon as practicable after the date of this Prospectus, to common stockholders of record as of June 23, 1998; and (ii) the offer and sale from time to time of up to 1,800,000 shares of the Company's $001 par value common stock (the "Common Stock" or "Shares") issuable upon exercise of the Warrants. Each Warrant entitles the holder to purchase one share of Common Stock of the Company at an exercise price of $3.00 per share. The Warrants will be callable and can be redeemed by the Company for $.01 per Warrant on 30 days notice at any time after the closing bid price of the Common Stock equals or exceeds the exercise price of that Warrant for 10 consecutive trading days. Warrants may only be exercised or redeemed if a current prospectus is in effect. The exercise and redemption prices of the Warrants were arbitrarily determined by the Company and bear no relationship to assets, shareholders equity or any other objective criteria of value.

         The Company's Common Stock is quoted on the NASD Electronic Bulletin Board under the trading symbol "BACK." On September 16, 1998, the closing bid price quotation for the Common Stock was $2.50.

                                 ---------------

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL AND IMMEDIATE DILUTION AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD TO RISK THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 5.

                                ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         The Warrants are being distributed without any cash consideration. The Shares are being offered by the Company only to the holders of the Warrants, and will be sold by the Company without any underwriting discounts or other commissions. The offering price of the Shares is payable in cash upon exercise of the Warrants. No minimum number of Warrants must be exercised, and no assurance exists that any Warrants will be exercised.

                                 ---------------






                The date of this Prospectus is September 21, 1998

                              AVAILABLE INFORMATION

         The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, under the Securities Act of 1933, as amended (the "Securities Act), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement. For further information regarding both the Company and the Securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, NW, Washington, D.C. 20549. Copies may be obtained from the Washington, D.C. office upon request and payment of the prescribed fee.

         As of the date of this Prospectus, the Company became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (The "Exchange Act") and, in accordance therewith, will file reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file such reports electronically with the Commission. Such site is accessible by the public through any Internet access service provider and is located at http://www.sec.gov. Copies of the Company's Annual, Quarterly and other Reports which will be filed by the Company with the Commission commencing with the Quarterly Report for the first quarter ended after the date of this Prospectus (due 45 days after the end of such quarter) will also be available upon request, without charge, by writing Minimally Invasive Surgery Corporation, 601 Daily Drive, Suite 223, Camarillo, California 93010.


                                 ANNUAL REPORTS

         The Company intends to furnish annual reports to stockholders which will contain financial statements examined by independent certified public accountants and such other interim reports as the Company may determine.

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the "Company" shall mean Minimally Invasive Surgery Corporation and its subsidiary on a consolidated basis and, where the context so requires, shall include its predecessors.

                                   The Company

         The Company is engaged in establishing a chain of neuro/orthopedic spinal surgery clinics by purchasing, owning, establishing and expanding certain assets used in minimally invasive spine surgery and neuro orthopedic spine surgery clinics; managing and developing spine treatment and pain management clinics, diagnostic and rehabilitation services and outpatient surgery facilities; and providing non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices. The Company is in the development stage and will require substantial additional funding to achieve its business objectives.

         The Company's principal executive offices are located at 601 Daily Drive, Suite 223, Camarillo, California 93010. The Company's telephone number is
(805) 484-6654.

                               Company Background

         The Company was incorporated in the State of Utah on July 2, 1982, under the name of Mark Oil, Inc. to explore for natural resources and to invest in other assets or businesses. In January 1984, the Company acquired an operating subsidiary and changed the Company's name to Clef Communications, Inc. The business of the subsidiary was unsuccessful and the Company changed its corporate domicile to the State of Delaware and its name to Galaxy Ventures, Inc. in January 1997. The Company had no further operations until July 1997 when it attempted to engage in the business of producing and selling fiberglass playground equipment. However, that business was not successful and was discontinued in December 1997. The Company had no further business operations until June 1998 when the Company acquired of Chiu Minimally Invasive Spine Surgery, Inc. ("CMIS").

         There are no pending legal proceedings involving the Company, and the Company is not aware of any threatened legal proceedings to which it may be a party.

                                  Risk Factors

         An investment in the Company is highly speculative. Investors will suffer substantial dilution in the book value per share of the Common Stock compared to the purchase price. If substantial funds are not received from exercise of the Warrants, of which there is no assurance, the Company may require additional funding for which it has no commitments. No person should invest in the Company who cannot afford to risk loss of the entire investment. See "Risk Factors" beginning on page 5 and "Dilution."

                                  The Offering

Securities Offered ..............  1,800,000  Warrants  and 1,800,000  shares of
                                   Common Stock issuable upon exercise of the Warrants. See "Description of Securities".

Offering Price ..................  Warrants will be  distributed  at no  cost to the Company's shareholders. The Shares underlying the Warrants will be sold at $3.00 per share upon exercise of the Warrants.

Quotation........................  The  Common  Stock  is  quoted  on  the  NASD
                                   Electronic Bulletin Board.

Trading Symbol...................  "BACK"

Plan of Distribution ............  Warrants  will  be  distributed  as  soon  as practicable after the date of this Prospectus, to the common stockholders of the Company of record as of June 23, 1998. The Shares will be offered and sold by the Company without any underwriting discounts or other commissions, to the holders of these Warrants, upon the exercise thereof. See "Plan of Distribution."

Securities Outstanding ..........  The Company  is  authorized  to  issue up  to
                                   20,000,000 shares of Common Stock. At September 21, 1998, 8,133,333 Shares were issued and outstanding. The Company has reserved from its authorized but unissued capital 1,800,000 shares of Common Stock for issuance upon exercise of the Warrants already outstanding. The Company is also authorized to issue up to 100,000 shares of Preferred Stock in one or more series with such rights and preferences as the Board of Directors may designate. The Board of Directors has not designated any series of Preferred Stock. See "Description of Securities."

Warrants ........................  Each Warrant  entitles the holder to purchase one share of Common Stock. The Warrants are exercisable at $3.00 per share. The Warrants are callable and can be redeemed by the Company for $.01 per Warrant on 30 days notice at any time after the date of this Prospectus if the closing bid price of the Common Stock equals or exceeds 200% of the exercise price for 20 consecutive trading days. The exercise prices for the Warrants are subject to adjustment in certain events. See "Description of Securities."

Use of Proceeds .................  There is no  assurance as to  the  amount  of proceeds that may be received from the exercise of any of the Warrants. Any proceeds that are received will be used generally to provide additional working capital, but have not been specifically allocated, inasmuch as there is no assurance when or how many (if any) Warrants will be exercised.

Transfer Agent ..................  American  Registrar  and  Transfer  Co.,   10
                                   Exchange  Place,  Suite 705,  Salt Lake City,
                                   Utah  84110,   (801)   363-9065,   serves  as
                                   transfer   agent   and   registrar   for  the
                                   Company's outstanding securities.

                                  RISK FACTORS


         An investment in the Company is speculative in nature, involves a high degree of risk and should only be made by an investor who can afford the loss of his entire investment. In addition to the other information in this Prospectus, the following factors should be considered carefully by potential purchasers in evaluating an investment in the Warrants and Common Stock of the Company offered hereby.

         When used in this Prospectus, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve various risks and uncertainties. Unless otherwise required by applicable law, the Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Profitability Uncertain

         The Company is in the development stage and has reported no revenues or sales. There is no assurance that the Company's business plan will ever be commercially viable and no assurance can be given that the Company will ever become profitable. In addition, prospects for the Company's profitability will be affected by expenses, operational difficulties and other factors frequently encountered in the development of a business enterprise in a competitive environment, many of which factors may be unforeseen and beyond the Company's control.

Limited Capital/Need for Additional Capital

         The Company estimates that it may need substantial funding, in addition to its present capital, to be able to fully develop and expand its business. The Company believes that its current funds and funds generated from operations will be sufficient to support its operations and planned capital expenditures for the next twelve months. The Company's future need for capital will depend on a number of factors, including the level of marketing activities, the amount of funding required to establish a chain of neuro/orthopedic spinal surgery clinics by purchasing, owning, establishing and expanding certain assets used in minimally invasive spine surgery and neuro orthopedic spine surgery clinics; managing and developing spine treatment and pain management clinics, diagnostic and rehabilitation services and outpatient surgery facilities; and provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices. In addition, revenues may not develop as projected. Moreover, the Company's business plans may change or unforeseen events may occur which affect the amount of additional funds required by the Company. If additional funds are not obtained if and when required, the lack thereof could have a material adverse effect on the Company. Further, there is no assurance that the terms on which any funds obtained by the Company will be favorable to stockholders of the Company at that time.

Dilution

         Warrant holders who exercise their Warrants to purchase the underlying shares of Common Stock will suffer substantial dilution in the purchase price of the Shares compared to the net tangible book value per share immediately after the purchase. The exact amount of dilution will vary depending upon the total number of Warrants exercised, and will be greater if less than all the Warrants are exercised. The fewer Warrants exercised, the greater dilution will be with respect to the Warrants that are exercised. See "Dilution."

Marketing Strategy/Asset Acquisition of Non-Professional Services

         The Company intends to establish a chain of neuro/orthopedic spinal surgery clinics by purchasing, owning, establishing and expanding certain assets used in minimally invasive spine surgery and neuro orthopedic spine surgery clinics; managing and developing spine treatment and pain management clinics, diagnostic and rehabilitation services and outpatient surgery facilities; and provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices. CMIS is in the development stage and will require substantial additional funding to achieve its business objectives. There can be no assurance that the Company will be successful in achieving its objectives. If the Company is unsuccessful in achieving one or more of these objectives, it could have a material adverse effect on the Company.

Dependence on Key Personnel

         The success of the Company depends upon the skills, experience and efforts of John C. Chiu, M.D. and the Company's other key personnel. Should the services of Dr. Chiu and/or other key personnel become unavailable to the Company for any reason, the business of the Company could be adversely affected. There is no assurance that the Company will be able to retain Dr. Chiu, other key personnel and/or attract new employees of the caliber needed to achieve the Company's objectives. The Company has an employment agreement in place with Mr. Jere D. Palazzolo, but it does not have employment agreements or noncompetition agreements in place with Dr. Chiu or any other key personnel.

Growth Strategy/Rapid Growth

         The Company's strategy is to rapidly grow by establishing a chain of neuro/orthopedic spinal surgery clinics by purchasing, owning, establishing and expanding certain assets used in minimally invasive spine surgery and neuro orthopedic spine surgery clinics; managing and developing spine treatment and pain management clinics, diagnostic and rehabilitation services and outpatient surgery facilities; and provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices. Identifying appropriate physician groups and proposing, negotiating and implementing economically attractive affiliations with them can be a lengthy, complex and costly process. There can be no assurance that the Company will be successful in identifying and establishing relationships with neurosurgical, spine surgery and orthopedic groups. If the Company is successful in implementing its strategy of rapid growth, such growth may impair the Company's ability to efficiently provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices. The Company's future results could be materially adversely affected if it is unable to manage growth effectively.

Risks of Expansion

         The ongoing expansion and development of the Company's network of centers, markets and services is contingent on the Company's ability to accurately assess markets, negotiate agreements, obtain adequate financing, hire personnel, obtain required licenses and approvals, and other matters, all in a timely manner, and at satisfactory costs, terms and conditions. Company's inability to expand in accordance with their plans or manage their growth effectively could have a material adverse affect on the overall success of the Company and its ability to continue its proposed business.

Dependence on Affiliated Physician Groups

         The Company's revenue is expected to depend on funds generated from the establishment of a chain of neuro/orthopedic spinal surgery clinics by purchasing, owning, establishing and expanding certain assets used in minimally invasive spine surgery and neuro orthopedic spine surgery clinics; managing and developing spine treatment and pain management clinics, diagnostic and rehabilitation services and outpatient surgery facilities; and provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices.

There is no assurance that the physician groups with whom the Company contracts, if any, will be profitable. If such physician groups are not profitable, it will have a material adverse effect on the Company.

Reimbursement by Third Party Payors

         A significant portion of the Company's revenues are dependent on the acceptance of its services as covered benefits under third party payor programs, including private insurance, HMO's and other managed care entities. The healthcare industry is undergoing significant changes, with third party payors taking measures to reduce reimbursement rates or in some cases denying reimbursement fees for previously acceptable treatment modalities. There is no assurance that third party payors will pay for minimally invasive surgery ("MIS") services under their payor programs. Failure of third party payors to adequately cover MIS will have a materially adverse affect on the Company.

Regulatory Environment

         The Company's centers and its affiliated physicians are subject to numerous regulatory, accreditation and certification requirements, including requirements related to licensure, certificate of need, reimbursement from insurance companies and other private third party payors, Medicare and Medicaid participation and reimbursement, and utilization and quality review organizations. An adverse determination by any authority could have a material adverse effect on the Company.

Healthcare Reform

         The public has recently focused significant attention on reforming the healthcare system in the United States. A broad range of healthcare reform measures have been introduced in Congress and in certain state legislatures. Legislative interest recently has also focused on the role of HMO's in the provision of healthcare and the effect of managed care reimbursement mechanisms on healthcare service utilization and quality of service. It is not clear at this time what proposals, if any, will be adopted or, if adopted what effect, if any, such proposals would have on the Company's business. There can be no assurance that any proposals adopted would be coordinated at the federal or state level, and therefore the Company, as a national participant in the healthcare industry, is subject to varying state regulatory environments. Certain proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs that could include a negative affect on prices charged by physicians, hospitals or other healthcare providers, and greater state flexibility in the administration of Medicaid, could adversely affect the Company. There can be no assurance that currently proposed or future healthcare programs, laws, regulations or policies will not have a material adverse effect on the Company's operating revenue.

"Stark Laws"

         The Company's centers and their physicians are also subject to the Ethics in Patient Referrals Act of 1989 (the "Stark Law"). Unless excepted, a physician may not make a referral of a Medicare or Medicaid patient to any clinical laboratory services provider with whom he/she has a financial relationship (either investment or compensation) for such restricted services, and any provider who accepts such a referral may not bill for the service provided pursuant to the referral. Sanctions for violating the Stark Law can include civil monetary penalties and exclusion from Medicare and Medicaid. In August 1993, Congress passed legislation ("Stark II") that, effective January 1, 1995, expanded the self-referral ban to include a number of healthcare services provided by entities with which the physicians may have an ownership interest or a financial relationship, although it does not specifically prohibit referrals by physicians with an ownership interest in, or financial relationship with, an ambulatory surgery center, provided that the surgery services are not provided as "outpatient hospital services". In addition to the federal Stark Laws, certain states have enacted similar patient referral legislation. Ambulatory surgery is not included in the list of restricted services and the Company does not believe that ambulatory surgery is subject to the Stark restrictions. Likewise, services that are a part of a physician's private practice do not apply to the restrictions. Violation of the Stark Law or Stark II or related state laws by the Company may have a materially adverse effect on the Company.

Risks Inherent in the Provision of Medical Services

         The Company's affiliated physician groups are involved in the delivery of healthcare services to the public and are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in damage awards to the claimants in excess of the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. There can be no assurance that the Company will not be subject to such claims, that any claim will be successfully defended or, if the Company is found liable, that the claim will not exceed the limits of the Company's insurance, if any. Professional liability claims could have a material adverse effect on the Company.

Corporate Practice of Medicine

         Organizations that employ physicians directly or exercise significant control over physician's practice may be subject to challenge in states that prohibit the corporate practice of medicine. In states that still prohibit the corporate practice of medicine, agreements with physicians must provide the physicians with sufficient control over their practices to avoid being deemed employees for corporate practice purposes. Violation of the corporate practice of medicine laws by the Company may have a materially adverse effect on the Company.

Volatility of Stock Prices

         In the event that an established public market for the Common Stock develops, market prices will be influenced by many factors, and will be subject to significant fluctuation in response to variations in operating results of the Company and other factors such as investor perceptions of the Company, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to the Company's activities, future financial condition and management.

Anti-Takeover Provisions

         The Amended Certificate of Incorporation of the Company will contain certain provisions which could be an impediment to a non-negotiated change in control of the Company, namely an ability, without stockholder approval, to issue up to 100,000 shares of preferred stock with rights and preferences determined by the Board of Directors. These provisions could impede a non-negotiated change in control and thereby prevent stockholders from obtaining a premium for their Common Stock. See "Description of Securities".

No Dividends

         The Company does not currently intend to pay cash dividends on its Common Stock and does not anticipate paying such dividends at any time in the foreseeable future. At present, the Company will follow a policy of retaining all of its earnings, if any, to finance the development and expansion of its business. See "Description of Securities--Dividend Policy."

Limited Liability of Management

         The Company has adopted provisions in its Certificate of Incorporation which limit the liability of its Officers and Directors and provisions in its By-laws which provide for indemnification by the Company of its Officers and Directors to the full extent permitted by Delaware corporate law. The Company's Certificate of Incorporation generally provides that its directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit the stockholders' ability to hold directors liable for breaches of fiduciary duty.

Potential Issuance of Additional Common and Preferred Stock

         The Company is authorized to issue up to 20,000,000 shares of Common Stock. To the extent of such authorization, the Board of Directors of the Company will have the ability, without seeking shareholder approval, to issue additional shares of Common Stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional Common Stock in the future will reduce the proportionate ownership and voting power of the Common Stock offered hereby. The Company will also be authorized to issue up to 100,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board of Directors. To the extent of such authorization, such designations may be made without shareholder approval. The designation and issuance of series of preferred stock in the future would create additional securities which would have dividend and liquidation preferences over the Common Stock offered hereby. See "Description of Securities."

No Assurance of a Liquid Public Market for Securities

         Although the Company's shares of Common Stock are quoted on the Electronic Bulletin Board maintained by the NASD, there can be no assurance that a regular and established market will continue for the securities upon completion of this offering. There can also be no assurance as to the depth or liquidity of any market for Common Stock or the prices at which holders may be able to sell the Shares. As a result, an investment in the Shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

Volatility of Stock Prices

         In the event that there is an established public market for the Shares, market prices will be influenced by many factors and will be subject to significant fluctuations in response to variations in operating results of the Company and other factors such as investor perceptions of the Company, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to the Company's activities, future financial condition and management.

Applicability of Low Priced Stock Risk Disclosure Requirements

         The Common Stock of the Company may be considered a low priced security under rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent of the customer, and provide monthly account statements to the customer. With all these restrictions, the likely affect of designation as a low priced stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and to increase the transaction cost of sales and purchases of such stock compared to other securities.

Outstanding Warrants, Options and Other Rights

         In addition to the Warrants, the Company has authorized stock options to acquire 500,000 shares of the Company's Common Stock under the Company's stock option plan (the "Plan") and has granted stock options to purchase 205,000 shares of the Company's Common Stock under the Plan.

         To the extent that options or warrants are exercised, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock with a resultant dilution of the interests of other stockholders if the then prevailing market price exceeds such exercise prices. The holders thereof are likely to exercise them when, in all likelihood, the Company could obtain funds from the sale of its securities on terms more favorable than those provided by the options and warrants. Accordingly, the Company may find it more difficult to raise additional capital while the options and warrants are outstanding.

No Assurance of Warrant Exercise and No Escrow of Funds

         There is no assurance that any proceeds will be received from exercise of Warrants in this Offering. Proceeds may be insufficient to defray offering expenses. No minimum number of Warrants must be exercised and there is no escrow of funds received upon exercise. Any proceeds received will immediately be retained by the Company to be used in its business. In the event that any proceeds from this offering and the Company's existing capital are not sufficient to enable the Company to develop and expand its business and generate a profit, the Company may need to seek additional financing from commercial lenders or other sources, for which it presently has no commitments or arrangements. This creates an increased risk to persons who exercise Warrants, because there is no assurance that any additional Warrants will be exercised or that the Company will receive any further funding.

Risks of Warrant Exercise

         There is no assurance that exercising Warrant holders will be able to sell their Common Stock in the future at a price which equals or exceeds their exercise price.

Current Prospectus and Registration Required for Exercise

         Holders of the Warrants will only be able to exercise such securities to acquire the underlying Common Stock if a current prospectus relating to the Common Stock is then in effect and such exercise is qualified or exempt from qualification under applicable securities laws of the states in which such holders of the Warrants reside. Although the Company intends to use reasonable efforts to update this Prospectus as necessary to maintain a current prospectus and federal and state registration/qualification for such exercise, there is no assurance that the Company will be able to do so at such time as such persons may wish to exercise Warrants. The value of the Warrants may be greatly diminished if the ability to exercise them is not maintained. If a current prospectus is in effect, each of the Warrants is redeemable for nominal consideration at any time after the date hereof upon 30 days notice, if the bid price of the Common Stock equals or exceeds 200% of the exercise price of the Warrants for 20 consecutive trading days. If redeemed when a current prospectus is in effect, Warrant holders would have 30 days to exercise the Warrants, after which they would be compelled to accept the nominal redemption price.

Determination of Offering Prices

         The exercise prices of the Warrants were arbitrarily determined by management of the Company and set at levels substantially in excess of prices recently paid for securities of the same class. The prices bear no relationship to the Company's assets, book value, net worth or other economic or recognized criteria of value. In no event should the exercise prices be regarded as an indicator of any future market price for the Company's securities.

Shares Eligible for Future Sale.

         Of the 8,133,333 shares of the Company's Common Stock outstanding prior to the exercise of any Warrants, 1,800,000 Shares are freely tradeable or are eligible to be sold in the public market. All the shares of Common Stock to be issued in this offering will also be freely tradeable immediately upon issuance. All the remaining shares of Common Stock presently outstanding are restricted and/or affiliate securities which are not presently, but may in the future be sold into any public market that may exist for the Common Stock, pursuant to registration or Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Future sales by current shareholders of substantial amounts of Common Stock into the public market could depress the market prices of the Common Stock in any such market. See "Shares Eligible for Future Sale".

                                    DILUTION

         Dilution is the difference between the price per share being paid for the Common Stock offered hereby pursuant to the exercise of the Warrants, and the net tangible book value per share of the Common Stock immediately after its purchase. The Company's net tangible book value per share of Common Stock is calculated by subtracting the Company's total liabilities from its total assets less any intangible assets and liquidation preferences, then dividing by the number of shares of Common Stock then outstanding. Based on the unaudited interim financial statements, the Company had 8,133,333 shares of Common Stock outstanding at June 30, 1998, with a net tangible book value of $1,884,025 or approximately $.23 per share. These amounts do not give effect to operating results or any other changes in net tangible book value of the Company occurring after June 30, 1998.

         If all Warrants were immediately exercised (of which there is no assurance), upon the exercise thereof, but before exercise of any option issued under the Plan, the estimated net tangible book value of the Company after the offering, on a pro forma basis (which gives effect to receipt of the estimated net proceeds from such exercise and issuance of the underlying shares of Common Stock, but does not take into consideration any other changes in net tangible book value of the Company subsequent to June 30, 1998, would be $7,284,025 or approximately $.73 per share. This would result in dilution to persons exercising Warrants of $2.27 per share, or 76% of the exercise price of $3.00 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.23 prior to the offering to $.73 after the offering, or an increase of $.50 per share attributable to the exercise of the Warrants.

         If less than all the Warrants are exercised, dilution to the Warrant holders who do not immediately exercise will be greater than the amount shown. The fewer Warrants exercised, the greater dilution will be to those who do exercise.

         The following table sets forth the estimated net tangible book value ("NTBV") per share assuming immediate exercise of all Warrants, and the dilution to persons purchasing the underlying shares of Common Stock.

          Exercise of all Warrants:

          Warrant exercise price/share                         $3.00
          NTBV/share prior to exercise                         $ .23
          Increase attributable to Warrant exercise            $ .50
          Pro forma NTBV/share after exercise                  $ .73
          Dilution                                             $2.27

                                 USE OF PROCEEDS

         Net proceeds to the Company from sale of the shares of Common Stock underlying the Warrants will vary depending upon the total number of Warrants exercised. If all of the Warrants were exercised during the first year at $3.00 per share (of which there is absolutely no assurance, nor any assurance that any Warrants will be exercised), the Company would receive gross proceeds of $5,400,000. Regardless of the timing and number of Warrants exercised, the Company expects to incur offering expenses presently estimated at $30,000 for legal, accounting, printing and other costs in connection with the offering pursuant to this Prospectus. Inasmuch as there is no assurance that any or all of the Warrants will be exercised, there are no escrow provisions and any proceeds that are received will be immediately available to the Company to provide additional working capital to be used for general corporate purposes. Proceeds will be used generally to provide working capital for whatever working capital needs the Company may have at the time funds are received. The exact uses of any proceeds will depend on the amounts received and the timing of receipt. Management's general intent is to use whatever additional funds may be generated from Warrant exercise to finance further development and expansion of the Company's business. See "Management's Plan of Operations."


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Common Stock of the Company has traded in the over-the-counter market since the acquisition wherein the Company acquired CMIS on June 23, 1997, and is quoted on the National Association of Securities Dealers, Inc. Electronic Bulletin Board under the symbol BACK. There was no price quoted for the stock prior to the acquisition. Set forth below is high and low bid information for the Common Stock as reported on the Bulletin Board system for each calendar quarter during such part of the past two fiscal years that price quotations have been available. These prices represent interdealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions.


        Quarter Ended                                      High            Low
        -------------                                      ----            ---
        1998
        ----
        June 30 ..............................             $3.42          $2.50
        September 30 (through August 16)......             $3.50          $2.25

Holders of Record

         As of September 16, 1998, there were approximately 323 record holders of the Company's Common Stock.

Dividend Policy

         The Company has not previously paid any cash dividends on its Common Stock and does not anticipate or contemplate paying dividends on Common Stock in the foreseeable future. It is the present intention of management of the Company to utilize all available funds for the development of the Company's business. The only restrictions that limit the ability to pay dividends on common or preferred equity or that are likely to do so in the future, are those restrictions imposed by law.

         The payment of dividends, if any, on the Common Stock in the future is at the discretion of the Board of Directors and will depend upon the Company's earnings, if any, capital requirements, financial condition and other relevant factors. The only restrictions that limit the ability of the Company to pay dividends on its common equity or that are likely to do so in the future, are those restrictions imposed by law. The Board of Directors does not intend to declare any dividends on the Common Stock in the foreseeable future.

                         MANAGEMENT'S PLAN OF OPERATION

         The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes associated with them contained elsewhere in this Prospectus. The financial statements of the Company referred to in this discussion include and reflect the financial condition and operating results of the Company and its consolidated subsidiaries for the period since its acquisition of CMIS on June 23, 1998 through June 30, 1998, and of CMIS for the period prior to such acquisition back its date of inception on March 6, 1998. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Plan of Operation

         Management views the 3rd & 4th Quarters of 1998 as an organizational and start-up period. The Company has begun negotiating arrangements whereby the Company will establish a chain of neuro/orthopedic spinal surgery clinics by purchasing, owning, establishing and expanding certain assets used in minimally invasive spine surgery and neuro orthopedic spine surgery clinics; managing and developing spine treatment and pain management clinics, diagnostic and rehabilitation services and outpatient surgery facilities; and provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices. To accomplish this business objective, the company has raised $1,951,565 from financing activities. The Company is in the development stage, however, and will require substantial additional funding to achieve its business objectives.

         During the next twelve months the Company intends to enter into arrangements acquire the assets and non-professional management rights of three to seven clinics and provide such services as described above to individual physicians or groups of physicians (hereinafter sometimes referred to as CMIS Clinics"). There can be no assurance, however, that the Company will be successful in entering into such arrangements.

         The Company currently has a full-time President and Chief Operating Officer. Financial and Human Resources services will be important to the management and development of the Company's business plan. The Board of Directors will determine the appropriateness of contracting for these services or hiring full time corporate directors in these areas of expertise. It is anticipated that a Chief Financial Officer and Director of Human Resources will be hired within the next six to twelve month. It is anticipated that an Administrative/Marketing Director will be assigned to oversee each center to manage the business, expansion and development aspects of the center. Technical, therapeutic, clerical and secretarial staff and other corporate management and support staff, will be added throughout the coming twelve month period as dictated by particular need. Management projects that the next tier of corporate support requirements will include expertise in insurance/managed care contracting, marketing and development, and billing & collections. Directors in these areas of expertise, among others as deemed appropriate from time to time, will be added at the discretion of the Board of Directors.

         In addition to the capital requirements imposed by acquisition, staffing and office lease costs, the Company will also be subject to capital requirements in connection with physical facilities, equipment and ongoing management for each CMIS Center. It is likely that the Company will need substantial additional funding to execute its business plan. See "Risk Factors--Limited Capital/Need for Additional Capital." The Company anticipates seeking addition funding through the sale of equity securities sometime within the next twelve months. There is no assurance that such funding will be available or that the terms on which any funds obtained by the Company will be favorable to stockholders of the Company at that time. The Company anticipates, however, that existing capital and funds generated from operations will be sufficient to fund operations and planned capital expenditure for the next twelve months.

                                    BUSINESS

Introduction

         John C. Chiu, M.D. is a leading neuro spine surgeon, international lecturer and researcher in the field of MIS, who has performed numerous MIS surgeries. Aware of the market demand, yet the lack of trained surgeons, he formed CMIS for the purpose of establishing a chain of neuro/orthopedic spinal surgery clinics by purchasing, owning, establishing and expanding certain assets used in minimally invasive spine surgery and neuro orthopedic spine surgery clinics; managing and developing spine treatment and pain management clinics, diagnostic and rehabilitation services and outpatient surgery facilities; and provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices. The Company is in the development stage and will require substantial additional funding to achieve its business objectives.

Business Development

         The Company was incorporated in the State of Utah on July 2, 1982, under the name of Mark Oil, Inc. to explore for natural resources and to invest in other assets or businesses. In January 1984, the Company acquired an operating subsidiary and changed the Company's name to Clef Communications, Inc. The business of the subsidiary was unsuccessful and the Company changed its corporate domicile to the State of Delaware and its name to Galaxy Ventures, Inc. in January 1997. The Company had no further operations until July 1997 when it attempted to engage in the business of producing and selling fiberglass playground equipment. However, that business was not successful and was discontinued in December 1997.

         In June 1998, the Company (which was then known as Galaxy Ventures, Inc.) entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with CMIS and changed its name to Minimally Invasive Surgery Corporation. CMIS was incorporated in March 1998, under the laws of the State of California. Pursuant to the Reorganization Agreement, the Company reverse split its Common Stock on a 16 to 1 basis, and then issued 5,000,000 post split Shares of its authorized but previously unissued Common Stock to acquire all the issued and outstanding stock of CMIS in a stock for stock exchange whereupon CMIS became a wholly-owned subsidiary of the Company. The Acquisition is treated as a "reverse merger" for accounting purposes and CMIS is deemed to be the successor entity with a recapitalization of the stockholders equity portion of its financial statements. In conjunction with the Acquisition, the Company declared a distribution to shareholders of record as of June 23, 1998 (immediately prior to the Acquisition) of 1,800,000 Warrants to be distributed in the future, upon effectiveness of a registration statement covering the offer and sale of Shares issuable upon exercise the Warrants.

         The Company has not been subject to any bankruptcy, receivership or similar proceedings.

Overview

         At some point in their lifetime, many people are affected by back pain. Pain management has been quite varied throughout the years, including many treatment courses such as medication, exercise, physiotherapy, limitation of activities, chiropractic manipulation, and surgery. If surgery is indicated, the traditional method has involved a major traumatic procedure, including a long, expensive hospitalization with a lengthy and painful recuperation, and ultimately, questionable outcomes. It is the opinion of management that this fragmented approach has caused inconsistent results, and created a sense of anxiety and apprehension among many patients regarding the direction to take for diagnosis and treatment. Therefore, many patients prefer the least invasive and painful course, avoid surgeons, or manage their pain independently. Many continue to live with pain rather than undergoing major back surgery.

         CMIS, aware of the market perception and the huge volume of patient candidates, has responded with the concept of developing MIS and pain management centers. The centers are expected to specialize in the diagnosis and treatment of back pain. The basic premise, after accurate diagnosis, is to establish the least invasive course of treatment possible. A common cause of persistent back pain is disc herniation. Company management believes that many herniated discs can be easily treated on an outpatient basis with MIS. Unfortunately, spine surgeons not trained in this procedure often resort to more invasive back surgery. This adds anxiety and potentially frightens away qualified patients in need of surgery. Patients visiting a CMIS Center will know in advance that participating surgeons will avoid major surgery whenever possible, thus relieving the anxiety level immediately.

         The Company expects to package a broad spectrum of back pain management treatments and therapies in its CMIS Centers. Company management believes that MIS surgical procedures are revenue producing, cost effective, profitable, and very time efficient. Company management also believes that establishing a chain of neuro/orthopedic spinal surgery clinics by purchasing, owning, establishing and expanding certain assets used in minimally invasive spine surgery and neuro orthopedic spine surgery clinics; managing and developing spine treatment and pain management clinics, diagnostic and rehabilitation services and outpatient surgery facilities; and provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices can be quite profitable, potentially contributing significantly to a CMIS Center projected gross revenue and net income. This multidisciplinary approach is very appealing to:

           *   Patients, due to its non-threatening and effective approach;
           * Insurance companies, because it reduces costs up to 40% over traditional surgery;
           * Physicians, due to its potential to significantly increase their net income; and
           *   Investors,  because of its innovative approach and profitability.

         Effectively, the foundation of the potential success of the CMIS Centers is that the centers respond to an existing unmet demand and the needs of all related parties.

The Procedure and Expanded Services

         MIS responds to the market demand with an effective and less traumatic alternative treatment. It is frequently performed as an ambulatory procedure at an outpatient surgery center, requiring only a local or light general anesthetic. There is only a tiny incision, usually requiring only local anesthetic, with the entire procedure being performed through a small sleeve. Micro-spinal discectomy instruments, a high tech endoscope and a laser probe are inserted into the sleeve, under fluoroscopic x-ray guidance, during surgery. Part of the disc is cut and removed, relieving the pressure on the nerve root causing the pain. Then the affected disc is shrinked and tightened with the laser. The actual operating time is approximately 30-45 minutes per disc.

         The benefits of this mode of treatment over traditional open disc surgery are many. The patient experiences decreased anxiety from not having to undergo major surgery. The risks associated with major surgery are potentially reduced. The surgery is relatively quick and effective, often resulting in immediate relief of pain. There is minimal surrounding tissue damage as compared to traditional open surgery, and nerve pain is often reduced. The patient is often able to walk out of the outpatient surgery center, and to return to normal activities within a short period of time, and without significant pain. Finally, it is cost effective, with the entire procedure costing up to 40% less than that of traditional open disc surgery. MIS is a new technique that seeks to maximize patient and payor satisfaction, with a reduction of residual symptoms.

         In addition to developing the technique of MIS within the practice, the Company expects to institute a program with the goal of expanding the existing billable practice revenues significantly. This will be done by developing outpatient surgical centers, physiotherapy and other ancillary facilities, as part of the CMIS Center. Within this structure, the practice will be able to bill for the facility charges in addition to the customary professional services of a surgical practice. Likewise, the expansion of practice specialties will be evaluated and implemented as appropriate to potentially include an additional spine surgeon, internist/GP, neurologist, pain specialist, physiotherapist, and others. These will also contribute to potentially significant increases in practice revenues.

The Industry

         Company management believes that present trends indicate that overall healthcare expenditures will continue to increase with the aging of the population and the extension of healthcare coverage to previously uninsured groups. In recent years, government programs, private insurance companies, managed care organizations and self-insured employers have implemented various cost containment measures to limit the growth of healthcare expenditures. These cost containment measures, together with technological advances, have resulted in a significant shift in the delivery of healthcare services away from traditional inpatient hospitals to more cost effective alternatives, including outpatient surgery, MIS and treatment.

         The American Hospital Association ("AHA") statistics indicate that outpatient hospital-based surgical procedures nearly doubled, and significantly surpassed the total inpatient surgeries, between 1985 and 1993, growing from 7.3 million to 13.1 million procedures. During that same period, inpatient surgeries decreased from 13.9 million to 10.7 million. This represents a 79.4% growth in outpatient surgeries, compared to a 23% decrease in inpatient surgeries during the same period.

         Managed care organizations, with significant numbers of covered lives, are seeking to direct large numbers of patients to high quality, low cost providers and provider groups. In order to compete for the growing number of managed care patients, some hospitals, physicians, and other providers, including alternate site outpatient providers, are forming integrated delivery systems or provider joint ventures. Management believes that the Company model fits well within this system, with its proposed multidisciplinary practice approach, its joint venture relationships with existing surgery and MRI centers, and its cost effective and efficient new surgical and treatment techniques.

Competition

         Minimally invasive spinal surgery is a relatively recent and evolving technique, with few well trained surgeons to perform the procedures at all levels of the spine. There are, to the Company's knowledge, no national or international networks dedicated primarily to MIS and pain management. The Company is attempting to position itself as a leading national network of MIS and pain management centers.

         Outpatient surgery centers began to grow with the reductions in reimbursement and the emphasis by payors on cost containment. According to the American College of Surgeons and SMG Marketing Group (Chicago, IL), "...the number of freestanding ASC's (ambulatory surgical centers) has increased 710%, from 239 centers in 1983, to 1,696 centers in 1992." Even with this rapid growth of freestanding centers, only 17% of ambulatory surgical procedures were performed at ASC's, while 73% were performed in hospital outpatient facilities. The Company is seeking to take advantage of existing underutilized outpatient surgery centers through leased arrangements. This may allow more cost effective expansion of practice services for the Company, while benefiting the contracted surgery centers with additional revenue.

Factors Contributing To Growth

         Cost Effective Alternative. Company management believes that outpatient MIS and pain management are considerably less expensive than traditional hospital-based inpatient major spinal surgery. Additionally, management believes that surgery performed at a freestanding ambulatory surgery center is generally less expensive than hospital-based ambulatory surgery for a number of reasons, including lower facility development costs, more efficient staffing and space utilization, and a specialized operating environment focused on cost containment. Likewise, practice based treatment of pain management provides similar savings over the more expensive and less efficient traditional hospital-based approaches.

         Managed Care. Company management believes that managed care enrollment will continue to increase, and that managed care organizations will seek high quality, cost effective healthcare alternatives for their enrollees. As a result, interest in alternatives such as MIS surgery and pain management techniques may grow, if reimbursement continues to shift the risks for healthcare costs from traditional payors to providers such as hospitals and physician groups.

         Physician and Patient Preference. It is the opinion of management that many physicians choose to perform their surgeries at freestanding outpatient surgery centers because of patient preference. Likewise, management believes that patients often prefer the more friendly and simplified admissions and discharge procedures, the less institutional atmosphere, and the cost effectiveness of MIS outpatient surgery. When combined with the added benefits of MIS over traditional surgical options, this often creates a very appealing alternative to patients. Additionally, management believes that many physicians prefer freestanding surgery facilities which often enhance physicians' productivity by providing them with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases, allowing physicians to perform more surgeries in a defined period of time.

         New Technology. New advances in technologies and anesthesia have opened the doors to develop new techniques, such as MIS and pain management, allowing them to be performed in more accommodating and cost effective settings such as outpatient freestanding facilities. Lasers, fiberoptic endoscopes, real time x-ray visualization, digital photography, micro-surgical instruments, and advanced video monitoring have reduced the trauma and recovery time of these once major surgical procedures. Improved anesthesia has shortened recovery time by maximizing the use of local anesthesia and minimizing post-operative side effects such as nausea and drowsiness, thereby in many instances avoiding the need for overnight hospitalization. With MIS, the surgical procedure is often significantly reduced, and the recovery period is minimized due to limited trauma and the primary use of local anesthesia. Patients are usually able to walk out of the facility within approximately one to two hours after the completion of surgery.
Many even go out for dinner the evening of surgery.

Growth Strategy

         The goal of the Company is to expand and develop the billable revenue base by establishing a chain of neuro/orthopedic spinal surgery clinics by purchasing, owning, establishing and expanding certain assets used in minimally invasive spine surgery and neuro orthopedic spine surgery clinics; managing and developing spine treatment and pain management clinics, diagnostic and rehabilitation services and outpatient surgery facilities; and provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices. CMIS is in the development stage and will require substantial additional funding to achieve its business objectives. It is the goal of the Company to respond to the market niche of MIS, potentially establishing itself as a leader in this field. The network will be built upon the foundation of established neuro and orthopedic spinal surgical practices. These experienced surgeons will bring in an existing revenue stream and base of patients upon which to build future business. Each practice will enter the network with a number of current patients who may qualify for consideration for MIS, diagnostic and therapeutic modalities. The addition of these new procedures to the practice will potentially result in a short term boost in revenue related to the existing patient base. In addition, administrative/marketing directors will implement marketing strategies to expand the practice base and elicit new patient referrals. Marketing strategies will be directed toward a varied audience including referring primary care physicians, insurance and managed care companies, employers and direct advertising to the public.

         The Company has established a specific profile of surgical practice candidates to be considered for affiliation. Experienced spine surgeons, with a reputation for technical excellence, will be the primary target. Company management believes that the surgeon should have an entrepreneurial orientation, with an average to above average practice volume and income. The physician must be desirous of expanding his/her skills and practice to include the latest innovative surgical techniques, and increasing the volume of lucrative, high margin procedures. The profile of affiliated physicians may vary significantly based on the specific circumstances involved.

         Among other potential considerations, valuation of acquired practice assets will be based on actual assets and outstanding receivables plus a factor of net annual income of the practice assets. The purchase price for the practice assets will include a combination of cash, and/or other instruments potentially to include Company securities. The percentage of each purchase instrument will depend on the specific needs of both the Company and the participating surgeon(s). In most instances, after the acquisition, the Company plans to own the assets and business aspects of the practice. In order to comply with the corporate practice of medicine restrictions, affiliated physicians will continue to direct their medical practice, but will be contractually obligated to the Company center for non-professional management services.

         The Company intends to acquire the assets of existing practices, and develop CMIS Centers, according to a development plan established by Company management. This year is viewed by Company management as a start-up and organizational period. It is contemplated that each new CMIS Center will acquire the practice assets of one or more private surgeon's practices, which will be the basis of that center's initial volume and revenue. An accompanying management contract with CMIS will assure a continued dedicated commitment by the surgeon to expand and develop the practice. It is conceivable that larger practices may be considered, accelerating this Company's acquisition schedule.

Practice Expansion

         Upon acquisition, it is the goal of the Company to reorganize the structure of each existing surgical practice as appropriate to maximize additional billable revenues. Pain management techniques may be added, and development of surgical centers, physiotherapy facilities, and imaging facilities will be considered to enable each CMIS Center to bill for services likely referred out in the past to unrelated entities.

         Each participating surgeon will be provided the opportunity for additional training in MIS technique. This will enable the surgeon to further his MIS experience and associated services within the practice profile. The Company will evaluate the potential of expanding the practice to a mini multi-specialty group with consideration of an additional spine surgeon, an internist/GP, a neurologist and a physiotherapist, among others. When management deems it appropriate to expand, this new staff may be part-time initially, increasing their coverage as volume grows. These additional specialties will be considered in order to allow the practice to expand in strategic areas that complement the main product lines, and maximize the retention of related billable services.

Management Services

         Participating spine surgeons will direct all aspects of the professional medical practice of each CMIS Center. Company management anticipates that the Company will provide the following management services. As the network grows, specialists in many of the areas discussed below will be hired or contracted to direct and supervise their particular area of responsibility. This will be done to maintain control in these critical and highly specialized areas.

         Practice Valuation, Acquisition & Network Development. The Company management team will evaluate each potential practice candidate pursuant to the Company's acquisition criteria. A valuation of the practice assets will be conducted. Negotiations will be completed, and contracts drafted detailing the purchase terms and management relationship between the Company and the surgeons and physicians for the operation of the CMIS Center. Lease arrangements will also be negotiated and formalized as appropriate with outpatient, same day surgery centers, MRI centers, and other facilities as appropriate.

         Finance & Accounting. The Company anticipates that it will provide financial and accounting services for the CMIS Centers, including regular financial and management reports and direction. This support will be provided at the corporate and center levels as appropriate, with the goal of equipping management with tools to perform their functions effectively and efficiently.

         Management Information System. The Company anticipates implementing a network billing, collections and management information and reporting system into each CMIS Center as deemed appropriate by management. The goal is to maximize effective results due to consistency in procedures, and the ability to supervise activities on a corporate level whenever reasonably appropriate.

         Insurance & Managed Care. The Company plans to develop a strategy for contracting for services with insurance companies, managed care companies, and third party administrators. These strategies will be implemented at the CMIS Center level, and overseen by Company management. As the Company grows, it is the intent of management to take advantage of its expanded geographic position through negotiations of regional and national contracts, when deemed beneficial for the Company.

         Administration, Marketing & Development. As deemed appropriate by management, an Administrative/Marketing Director will be assigned to each CMIS Center. That person will have the responsibility for supervising the business aspects of the CMIS Center(s), and to develop and implement the marketing, development and expansion strategies of the CMIS Center(s), under the direction of the Company. The Company will manage the facilities in consultation with the participating surgeons and physicians. The Company will implement an integrated management information system, as appropriate, to support practice management, billing functions and patient record keeping. The Company will also provide comprehensive purchasing support for supplies, equipment, purchased services, pharmaceuticals, insurance and other expense items. Additionally, the Company will provide regulatory review to evaluate compliance with the increasingly complex laws and regulations that apply to medical and surgical practices nationwide.

         Internet Marketing. Company management expects to develop a cost effective internet web site, tailored to develop and enhance exposure and referrals among physicians and patients. Interactive webpages are expected to be designed and coordinated on a corporate, regional and local level to maximize effectiveness of the network's goals.

         Personnel & Human Resources. It is the plan of Company management that Company staff and employees of the CMIS Centers will be Company employees. This strategy may be modified according to specific circumstances. The Company will evaluate its employees, make staffing decisions, provide and manage employee wages and benefits, and implement policies and procedures for significant aspects of human resources and personnel management for the network.

         Medical Education & Training. A training program in minimally invasive spinal surgery will be recommended, as appropriate, by the Company for affiliated spinal surgeons. Likewise, a continuing education program will be recommended for surgeons and the medical and technical staff at the CMIS Centers to help in achieving a consistently high level of surgical and medical technique and services throughout the network.

Employees

         Mr. Jere D. Palazzolo is currently the Company's only full-time employees. Dr. John C. Chiu works for the Company on a substanial part-time basis. The Company utilizes contract workers to provide secretarial, computer, marketing, operations, business development, accounting and other services. The Company intends to hire additional full time employees in the future. See "Management's Plan of Operation." None of the Company's employees are expected to be represented by unions.

Facilities

         The Company's principal executive offices are located in Camarillo, California. The Company there leases office space which serves as its corporate headquarters, for $900 per month. The office lease is for an eighteen month term, beginning in July 1998, and has a one year renewal option.

                                   MANAGEMENT

Executive Officers, Directors And Significant Employees

         Set forth below is certain information concerning each member of the Board of Directors, executive officers and significant employee of the Company as of September 16, 1998. Directors are elected for a term of one year, and serve until the next annual meeting or until their successors are duly elected by the stockholders and qualify. Officers and other employees serve at the will of the Board of Directors.

                                                                       With the
            Name           Age          Position                   Company Since

   John C. Chiu, M.D.      61     Chairman, Chief Executive          June 1998
                                  Officer and Director

   Jere D. Palazzolo       45     President, Chief Operating         June 1998
                                  Officer and Director

   Stanley L. Chiu         32     Secretary/Treasurer and Director   June 1998
---------------

         John C. Chiu, M.D. has been a director of the Company since June 1998. Dr. Chiu is a Diplomat of the American Board of Neurological Surgery, and is a neuro spine surgeon specializing in Minimally Invasive Microdecompressive Endoscopic (Arthroscopic) Surgery of the cervical, thoracic and lumbar discs and laser endoscopic spinal discetomy. He is a pioneer in the field of minimally invasive spine surgery (MIS) and has developed several innovations, such as a new laser thermodiskoplasty technique for shrinking, tightening and reshaping of herniated discs, and established new cervical and thoracic endoscopic discectomy techniques.

         Dr. Chiu is the Chief Neuro Spine Surgeon at the California Center for Minimally Invasive Spine Surgery, which has one of the largest private MIS practices in the world, with patients from all over the United States and over seas. Dr. Chiu's principal occupation has been neurospine surgery, specializing in MIS, since 1988. He is owner and president of CMIS, California Back Specialists Medical Group, and Conejo Multi-Specialty Medical Group. His center also operates an outpatient surgical facility and an outpatient imaging center. He was formerly owner, chairman of the board and president of a successful private California hospital, and owner and director of another. Both were operated successfully, and finally sold to other healthcare providers for a profit. He is president of the American Academy of Minimally Invasive Spine Medicine and Surgery, a professional society dedicated to the advancement of the technique of MIS.

         Dr. Chiu is a frequent professional and public speaker, and conducts training fellowships, certification workshops and seminars on MIS for spine surgeons, neurosurgeons, and orthopedic surgeons. He has presented at the annual meeting of the American Association of Neurosurgeons, the Congress of Neurological Surgeons and the International Congress of Laser Symposium on the subject of Minimally Invasive Spine Surgery, Laser Endoscopic Spinal Discetomy and Laser Thermodiskoplasty. Dr. Chiu also presented at the 3rd International Congress of Minimally Invasive Neurosurgery in Paris, France, presenting his papers on Holmium Laser (at non-ablative low energy level) Thermodiskoplasty through Disk Shrinkage with Tightening Effect, Percutaneous Microdecompressive Endoscopic Thoracic Discectomy with Laser Thermodiskoplasty for Herniated Thoracic discs, and Transpinal Canal L5-Sl Percutaneous Microdecompressive Endoscopic Lumbar Discectomy. In 1998 he has presented on numerous topics related to MIS at the International Congress of the International
Musculoskeletal Laser Society in Seville, Spain, the Annual Meeting of the American Association of Neurological Surgeons in Philadelphia, the Annual Meeting of the International Intradiscal Therapy Society in San Antonio, and at the International College of Surgeons Annual Meeting and many others.

         Dr. Chiu is the recipient of many professional and governmental awards, including two California Legislature Assembly Certificates of Recognition in honor of "Promotion of Sino-American Medical Scientific Education Exchanges" and in honor of "Outstanding Contribution and Development of Minimally lnvasive Spinal Surgery/Neurosurgery", and four certificates of recognition from the city of Los Angeles including the development of the procedure for minimally invasive spine surgery, a new state-of-the-art procedure, and laser spine surgery. Dr. Chiu is the author of the popular back care book, "Four Weeks to a Better Back", "101 Ways to a Better Back" and over 100 presentations and medical publications in the field of MIS and neurosurgery.

         Dr. Chiu finished his premedical education at Southern Methodist University. He received his M.D. from Baylor University College of Medicine, completed an internship at The Brooklyn Hospital, and completed further training in neurosurgery at the Mayo Clinic, State University of New York/Long Island College Hospital, Baylor University College of Medicine, Kings County Hospital and University of Zurich.

         Businesswise, Dr. Chiu is also a general partner of numerous successful limited partnerships, in addition to owning and operating many real estate ventures, including apartments and shopping centers.

         Dr. Chiu will work for the Company on a substantial part-time basis and will continue to devote time to his private medical practice and other business endeavors. Dr. Chiu is the father of Mr. Stanley L. Chiu.

         Jere D. Palazzolo has been a director of the Company since June 1998. Mr. Palazzolo received a Masters degree in healthcare administration from Washington University and a BA degree in management from Webster University. From 1991 to 1997, Mr. Palazzolo was Vice President of Medical Imaging Centers of America, Inc., a public company that owned and operated high tech radiology practices and centers nationally. Prior to that Mr. Palazzolo held executive positions for seven years with SSM Health Care System, a national hospital/healthcare organization. He has participated in international healthcare project delegations for the U.S. Commerce Department, private ventures and public companies, to the United Kingdom, Italy, Spain, Greece, China, Singapore, Malaysia, Indonesia and Thailand. Mr. Palazzolo's areas of expertise include corporate operations and administration, new business development, and medical staff affairs and physician relations. Mr. Palazzolo will devote his full time services to the affairs of the Company.

         Stanley L. Chiu has been a director of the Company since June 1998. Mr. Chiu received a Master of Architecture degree from Harvard Graduate School of Design, and a Bachelor of Arts degree from Wesleyan University. He is an experienced architect with a strong design background in medical facilities. Mr. Chiu is employed at Ellerbe Becket, Inc. and has primarily been employed as an architect since graduation. Mr. Chiu has been designer on numerous award-winning building, most recently Yonsei University Medical Center in Seoul, Korea, and his work has been published and exhibited internationally. Among his extensive project experience are included Mayo Clinic, Medical College of Ohio, Palo Alto Medical Foundation, University of Minnesota, Golden Harbor Plaza (Inchon, Korea), Bengals Stadium (Cincinnati, Ohio), Yamanashi Prefecture Horticulture Museum (Tokyo), and many other major projects internationally. Businesswise, Mr. Chiu is a partner in numerous successful business partnerships, in addition to owning, operating and developing many real estate ventures. Mr. Chiu will work for the Company on a part-time basis and will continue to devote a substantial amount of his time to his architecture practice and other business endeavors. Mr. Chiu is the son of Dr. John C. Chiu.

Compensation of Directors

         No cash fees are expected to be paid to non-employee directors of the Company by the Company for service on the Board of Directors. Mr. Stanley L. Chiu is the only non-employee member of the Company's Board of Directors and he has received stock options to acquire 5,000 shares of the Company's Common Stock at an exercise price of $1.50 per share as compensation for service on the Company's Board of Directors. The Company has made no other agreements regarding compensation of non-employee directors. Directors of the Company who are also officers of the Company receive no additional compensation for their service as directors. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as members of the Board of Directors.

Executive Compensation

         No compensation was paid to the Company's Chief Executive Officer or any other executive officer with annual compensation in excess of $100,000 ("Named Executive Officers") during the past three fiscal years.

         The Company has entered into an employment agreement with Mr. Jere D. Palazzolo for an initial term of four years. The principal terms of Mr. Palazzolo's employment agreement are as follows: (i) an annual salary of $150,000, which may be increased from time to time at the discretion of the Board of Directors; (ii) stock options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $1.50 per share, which options vest over a four year period; (iii) health and disability insurance coverage;
(iv) $50,000 of term life insurance; (v) discretionary bonuses; and (vi) payment for certain relocation costs in the event the Company requires Mr. Palazzolo to relocate.

         The Company does not have employment agreements in place with any other persons, including Dr. John C. Chiu. The Company has agreed, however, to pay Dr. Chiu an annual salary of $120,000 per year, disability coverage and $50,000 of term life insurance coverage.

Stock Options and Warrants

         During  1998,  the  Company's  Board of  Directors  approved  the Plan.
Options granted under the Plan have exercise prices not less than the fair market value of the underlying stock at the date of grant as determined by the Company's Board of Directors. The number of shares, terms and exercise period of options granted under the Plan are determined by the Company's Board of Directors on a case-by-case basis. As of September 16, 1998, options to acquire an aggregate of 205,000 shares of Common Stock were outstanding in connection with the Plan.

         The Company intends to declare a warrant distribution of Common Stock Purchase Warrants to all stockholders of the Company who are stockholders of record as of the Warrant Record Date. Subject to registration, the Warrants will be distributed on a 1 for 1 basis (after giving effect to the reverse stock split and will comprise in the aggregate 1,800,000 Series A Warrants, each of which will be exercisable for one (1) share of Common Stock of the Company. The Warrants will be exercisable at a price of $3.00 per shares prior to June 30, 2000. The shares of Common Stock underlying the Warrants must be registered with the Securities and Exchange Commission prior to the Warrants becoming exercisable. Therefore, the Company undertakes to file a registration statement with the Securities and Exchange Commission and to use its best efforts to cause the same to become effective wherein the Company will register the Warrants and the shares of Common Stock underlying the Warrants. However, until such time as said registration statement becomes effective, the Warrants will not be exercisable.

         The Warrants will contain standard provisions for similar instruments and the exercise price of the Warrants may be adjusted downward at any time in the sole discretion of the Company's Board of Directors.

Indemnity Agreements

         The Company has entered into indemnity agreements (the "Indemnity Agreements") with each of its executive officers and directors pursuant to which the Company has agreed to indemnify the officers and directors to the fullest extent permitted by law for any event or occurrence related to the service of the indemnitee as an officer or director of the Company that takes place prior to or after the execution of the Indemnity Agreement. The Indemnity Agreements obligate the Company to reimburse or advance expenses relating to any proceeding arising out of an indemnifiable event. Under the Indemnity Agreements, the officers and directors of the Company are presumed to have met the relevant standards of conduct required by Delaware law for indemnification. Should the Indemnity Agreements be held to be unenforceable, indemnification of these officers and directors may be provided by the Company in certain cases at its discretion.

Indemnification for Securities Act Liabilities

         Delaware law authorizes, and the Company's Bylaws and Indemnity Agreements provide for, indemnification of the Company's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of September 16, 1998, for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers, and (iv) all directors and executive officers as a group. As of September 16, 1998, the Company had 8,133,333 shares of Common Stock outstanding.

                              Shares
  Name and Address         Beneficially  Percentage of
of Beneficial Owner(1)       Owned(2)       Total(2)           Position
----------------------       --------       --------           --------
Dr. John C. Chiu (3)        5,000,000          62%    Chairman, Chief Executive
                                                      Officer and Director

Jere D. Palazzolo (4)          25,000           *     President, Chief Operating
                                                      Officer and Director

Stanley L. Chiu (5)             5,000           *     Secretary/Treasurer and
                                                      Director

Officers and Directors      5,030,000          62%
as a Group (3 persons)

* less than one percent
--------------

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Company.
(2) Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.
(3) Includes 5,000,000 shares of Common Stock owned by an entity over which Dr. Chiu has investment and/or voting power.
(4) Includes vested options to purchase 25,000 shares of Common Stock. Does not include options to purchase 75,000 shares of Common Stock, which options vest in equal installments in June 1999, 2000 and 2001.
(5)  Includes vested options to purchase 5,000 shares of Common Stock.

         The Company is not aware of any arrangements, the operation of which may, at a subsequent date, result in a change in control of the Company.


                              CERTAIN TRANSACTIONS

         In June 1998, the Company entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with CMIS. Pursuant to the Reorganization Agreement, the Company issued 5,000,000 shares of Common Stock to acquire all the issued and outstanding stock of CMIS in a stock for stock exchange whereupon CMIS became a wholly-owned subsidiary of the Company. The sole stockholder of CMIS and recipient of the 5,000,000 shares of the Company's Common Stock was a limited partnership over which Dr. John C. Chiu had investment and/or voting power. Pursuant to the terms of the Reorganization Agreement, on the date of the reorganization Dr. Chiu became the Chairman, Chief Executive Officer and a Director of the Company. Prior to the reorganization, Dr. Chiu was not affiliated with the Company.

         The Company does not expected to have significant further dealings with its current affiliates. However, if there are such dealings, the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with a third person. Presently, none of the proposed officers and directors have any transactions which they contemplate entering into with the Company, aside from the matters described herein.


                            DESCRIPTION OF SECURITIES

         The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Company's Certificate of Incorporation, Bylaws, Series A Warrant Certificate and Stock Option Plan.

Common Stock

          The Company is authorized to issue 20,000,000 shares of $.001 par value Common Stock and has issued 8,133,333 shares of Common Stock. The holders of Common Stock of the Company are entitled to equal dividends and distributions per share with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of Common Stock has a pre-emptive right to subscribe for any securities of the Company, nor are any common shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding are fully paid, validly issued and non-assessable. Each share of Common Stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the Company's Common Stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Blank Check Preferred Stock

         The Company's Certificate of Incorporation authorizes the issuance of up to 100,000 shares of $.001 par value Preferred Stock. The Board of Directors have the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies thereof may be obtained from the Company.

Series A Warrants

         The Company declared a warrant distribution of Warrants to all stockholders of the Company who were stockholders of record as of a date immediately preceding closing the Acquisition (the "Warrant Record Date"). Subject to registration, the Warrants will be distributed on a 1 for 1 basis and will comprise in the aggregate 1,800,000 Warrants, each of which will be exercisable for one (1) share of Common Stock of the Company. The Warrants will be exercisable at a price of $3.00 per share prior to June 30, 2000. The shares of Common Stock underlying the Warrants must be registered with the Securities and Exchange Commission prior to the Warrants becoming exercisable. Until such time as said registration statement becomes effective, the Warrants will not be exercisable.

         The Warrants will contain standard provisions for similar instruments and the exercise price of the Warrants may be adjusted downward at any time in the sole discretion of the Company's Board of Directors.

         Stockholders of the Company must be stockholders of record as of the Warrant Record Date in order to be entitled to the distribution of the Warrants, which distribution is being made to said stockholders without monetary consideration.

         The Warrants will be redeemable by the Company at any time after the initial Effective Date of the Registration Statement, regardless of whether the Registration Statement is then current, upon thirty (30) days written notice, at a price of $.01 per Warrant in the event the closing bid price of the Company's Common Stock exceeds or equals 200% of the exercise price for 20 consecutive trading days at any time during the relevant exercise period.

         The Warrants will not be exercisable by, and may not be distributed to, stockholders residing in states where the distribution or exercise is prohibited without registration in said states and where the Company is unable to meet the registration requirements of said state.

Stock Options

         The Company currently has outstanding stock options to purchase up to 205,000 shares of Common Stock at an exercise price of $1.50 per share under the Plan, which was adopted in June 1998. The Company may grant options to purchase up to 500,000 shares of Common Stock under the Plan. As a result, option to purchase up to an additional 295,000 shares of the Company's Common Stock may be granted under the Plan. In addition, the Company's Board of Directors may amend the Plan at any time to increase the number of options authorized under the Plan.

Transfer Agent

         The transfer agent for the Company is American Registrar and Transfer Co., 10 Exchange Place, Suite 705, Salt Lake City, Utah 84110, (801) 363-9065.

Dividend Policy

         The Company has not paid any dividends on Common Stock to date and does not anticipate paying dividends on Common Stock in the foreseeable future. The Company intends for the foreseeable future to follow a policy of retaining all of its earnings, if any, to finance the development and expansion of its business.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 8,133,333 shares of the Company's Common Stock outstanding prior to the exercise of any Warrants, 1,800,000 Shares are freely tradeable or are eligible to be sold in the public market. In addition, the 1,800,000 shares of Common Stock underlying the Warrants will also be freely tradeable into the public market immediately upon issuance. Sales of substantial amounts of this

Common Stock in the public market could adversely affect the market price of the Common Stock. Furthermore, all of the remaining shares of Common Stock presently outstanding are restricted and/or affiliate securities which are not presently, but may in the future be sold into any public market that may exist for the Common Stock, pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"). In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including affiliates of the Company, can sell within any three-month period, an amount of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if the Stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least one year has elapsed since the restricted securities being sold were acquired from the Company or any affiliate of the Company, and provided further that certain other conditions are also satisfied. If at least two years have elapsed since the restricted securities were acquired from the Company or an affiliate of the Company, a person who has not been an affiliate of the Company for at least three months can sell restricted shares under Rule 144 without regard to any limitations on the amount. Future sales by current shareholders of substantial amounts of Common Stock into the public market could depress the market prices of the Common Stock in any such market.


                              PLAN OF DISTRIBUTION

         This Prospectus and the Registration Statement of which it is part relate to the offer and sale of 1,800,000 redeemable Warrants and 1,800,000 shares of Common Stock of the Company underlying these Warrants. As soon as practicable after the date of this Prospectus, the Warrants will be distributed to the record holders of the Company's Common Stock as of June 23, 1998 (prior to the Acquisition). The Warrants are exercisable at a price of $3.00 per share until June 30, 2000. The Warrants were not distributed and did not constitute an offer by the Company to sell the shares prior to the date of this Prospectus.

         The offering will be managed by the Company without an underwriter, and the Shares will be offered and sold by the Company, without any discount, sales commissions or other compensation being paid to anyone in connection with the offering. In connection therewith, the Company will pay the costs o of preparing, mailing and distributing this Prospectus to the holders of the Warrants. Brokers, nominees, fiduciaries and other custodians will be requested to forward copies of this Prospectus to the beneficial owners of securities held of record by them, and such custodians will be reimbursed for their expenses.

         There is no assurance that all or any of the Shares will be sold, nor any requirement, or escrow provisions to assure that, any minimum amount of Warrants will be exercised. All funds received upon the exercise of any Warrants will be immediately available to the Company for its use.

Exercise Procedures

         Warrants may be exercised in whole or in part by presentation of the Warrant Certificate, with the Purchase Form on the reverse side thereof filled out and signed at the bottom thereof, together with payment of the Exercise Price and any applicable taxes at the principal office of American Registrar and Transfer Co., 10 Exchange Place, Suite 705, Salt Lake City, Utah 84110. Payment of the Exercise Price shall be made in lawful money of the United States of America by wire transfer or check payable to the order of "Minimally Invasive Surgery Corporation" All holders of Warrants will be given an independent right to exercise their purchase rights. If, as and when properly completed and duly executed notices of exercise are received by the Transfer Agent and/or Warrant Agent, together with the Certificates being surrendered and full payment of the Exercise Price in cleared funds, the checks or other funds will be delivered to the Company and the Transfer Agent and/or Warrant Agent will promptly issue certificates for the underlying Common Stock. It is presently estimated that certificates for the shares of Common Stock will be available for delivery in Salt Lake City, Utah at the close of business on the tenth business day after the receipt of all required documents and funds.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby will be passed upon for the Company by the law firm of Blackburn & Stoll, LC., Salt Lake City, Utah.

                                     EXPERTS

         The consolidated financial statements of the Company (formerly known as Galaxy Ventures, Inc.), included in this Prospectus have been audited by Pritchett, Siler & Hardy, P.C., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                        CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 1998









                         PRITCHETT, SILER & HARDY, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]




                                    CONTENTS

                                                                          PAGE

       --     Independent Auditors' Report                                 F-1


       --     Consolidated Balance Sheet, June 30, 1998                    F-2


       --     Consolidated Statement of Operations, from inception
                 on March 6, 1998 through June 30, 1998                    F-3


       --     Consolidated Statement of Stockholders' Equity,
                 from inception on March 6, 1998 through
                 June 30, 1998                                             F-4


       --     Consolidated Statement of Cash Flows, from inception
                 on March 6, 1998 through June 30, 1998                    F-5


       --     Notes to Consolidated Financial Statements               F-6 to 11

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
MINIMALLY INVASIVE SURGERY CORPORATION
Thousand Oaks, CA

The have audited the accompanying balance sheet of Minimally Invasive Surgery Corporation [a development stage company] at June 30, 1998; and the related statements of operations, stockholders' equity (deficit) and cash flows from inception on March 6, 1998 through June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Minimally Invasive Surgery Corporation as of June 30, 1998, and the results of its operations and its cash flows for the period from inception through June 30, 1998, in conformity with generally accepted accounting principles.



/s/ Pritchett, Siler & Hardy, P.C.


August 17, 1998
Salt Lake City, Utah

                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS


                                                                    June 30,
                                                                      1998
                                                                  -----------
CURRENT ASSETS:
     Cash in bank                                                 $ 1,929,072
                                                                  -----------
               Total Current Assets                                 1,929,072

FURNITURE AND EQUIPMENT, net                                            7,341

OTHER ASSETS:
     Organizational costs, net                                          1,830
                                                                  -----------
                                                                  $ 1,938,243
                                                                  -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
     Accounts payable                                             $    16,867
     Due to shareholder                                                31,725
     Accrued liabilities                                                3,796
                                                                  -----------
               Total Current Liabilities                               52,388
                                                                  -----------

STOCKHOLDERS' EQUITY:
     Preferred stock, $.001 par value,
       100,000 shares authorized,
       no shares issued and outstanding                                     -
     Common stock, $.001 par value,
       20,000,000 shares authorized,
       8,133,333 shares issued and outstanding                          8,133
     Paid in capital                                                1,941,009
     Deficit accumulated during the
       development stage                                              (63,287)
                                                                  -----------
               Total Stockholders' Equity                           1,885,855
                                                                  -----------
                                                                  $ 1,938,243
                                                                  -----------


   The accompanying notes are an integral part of these financial statements.

                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                        From Inception
                                                          on March 6,
                                                         1998 Through
                                                         June 30, 1998
                                                       -----------------

REVENUE                                                   $        -
                                                          ----------

EXPENSES:
     General and administrative                               63,287
                                                          ----------

LOSS BEFORE INCOME TAXES                                     (63,287)

CURRENT TAX EXPENSE                                                -

DEFERRED TAX EXPENSE                                               -
                                                          ----------

NET LOSS                                                  $  (63,287)
                                                          ----------

LOSS PER COMMON SHARE                                    $      (.01)
                                                          ----------


   The accompanying notes are an integral part of these financial statements.


                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   FROM THE DATE OF INCEPTION ON MARCH 6, 1998

                              THROUGH JUNE 30, 1998

                                   [RESTATED]
                                     Deficit
                                                                                                         Accumulated
                                                           Common Stock                                  During the
                                                   -------------------------------        Paid in        Development
                                                      Shares             Amount           Capital           Stage
                                                   -----------        ------------      -----------      ------------
BALANCE, March 6, 1998                                       -       $          -      $          -      $          -

Issuance of 5,000,000 shares
  common stock for cash,
  March 20, 1998 at $.006
  per share                                          5,000,000              5,000            25,000                 -

Issuance of 1,333,333 shares of
  common stock for cash, June 4, 1998
  at $1.50 per share, less
  $80,858 in offering costs                          1,333,333              1,333         1,917,809                 -

Effect of reorganization of the
  Company through the issuance of
  1,800,000 shares of common stock
   to acquire "Galaxy Ventures, Inc."
   pursuant to agreement and plan
   reorganization on June 23, 1998.                  1,800,000              1,800            (1,800)                -

Net loss for the period ended June 30, 1998                  -                  -                 -           (63,287)
                                                   -----------        ------------      -----------      ------------
BALANCE, June 30, 1998                               8,133,333       $      8,133      $  1,941,009      $    (63,287)
                                                   -----------        ------------      -----------      ------------

   The accompanying notes are an integral part of these financial statements.



                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                         From Inception
                                                                                           on March 6,
                                                                                          1998 Through
                                                                                          June 30, 1998
                                                                                         ---------------
Cash Flows Used by Operating Activities:
     Net loss                                                                            $       (63,287)
     Adjustments to reconcile net
       loss to net cash used by
       operating activities:
         Depreciation and amortization                                                               122
         Changes in assets and liabilities:
              Increase in accounts payable                                                        12,494
              Increase in due to shareholder                                                      31,725
              Increase in accrued liabilities                                                      3,796
                                                                                          --------------
               Net Cash Used by Operating Activities                                             (15,150)
                                                                                          --------------
Cash Flows Used by Investing Activities:
     Equipment purchases                                                                          (7,343)
                                                                                          --------------
               Net Cash Used by Investing Activities                                              (7,343)
                                                                                          --------------
Cash Flows Provided by Financing Activities:
     Proceeds from common stock issuance                                                       2,030,000
     Payment of offering costs                                                                   (78,435)
                                                                                          --------------
               Net Cash Provided by Financing Activities                                       1,951,565
                                                                                          --------------
Net Increase in Cash                                                                           1,929,072

Cash at Beginning of Period                                                                            -
                                                                                          --------------
Cash at End of Period                                                                     $    1,929,072
                                                                                          --------------

Supplemental Disclosures of Cash Flow information:
     Cash paid during the period for:
       Interest                                                                           $            -
       Income taxes                                                                       $            -

Supplemental schedule of Noncash Investing and Financing Activities:
     For the period ended June 30, 1998:
         The Company entered into a reorganization  with Galaxy  Ventures,  Inc.
         wherein the shareholders of Galaxy retained 1,800,000 shares of stock in the Company. The Company accrued accounts payable in the amount of $1,950 for organization costs, and $2,423 for offering costs.

   The accompanying notes are an integral part of these financial statements.

                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - Chiu Minimally Invasive Spine Surgery, Inc. ("Subsidiary") was organized under the laws of the State of California on March 6, 1998 as Chiu Minimally Invasive Spine Surgery Medical Centers, Inc. During April, 1998 amended articles of incorporation were filed changing the name of the Company and changing its status from a professional corporation to a regular corporation. During June, 1998 the Company was reorganized through a stock for stock exchange with Galaxy Ventures, Inc., a public company [See note 2]. Galaxy Ventures, Inc., a Delaware corporation, was organized on July 2, 1982. The Company has not commenced planned principal operations and is considered a development stage company as defined in SFAS No. 7. The Company is planning to engage in the business of operating minimally invasive spine surgery medical centers. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

     Consolidation - The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary Chiu Minimally Invasive Spine Surgery, Inc. All significant intercompany transactions have been eliminated in consolidation.

     Furniture and Equipment - Furniture and equipment is carried at cost and is depreciated over the estimated useful life of the equipment using the straight line method.

     Organization Costs - The Company is amortizing its organization costs, which reflect amounts expended to organize the Company, over sixty [60] months using the straight line method.

     Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with FASB 128 "Earnings Per Share".

     Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period.
     Actual results could differ from those estimated.

     Restatement - The financial statements have been restated to reflect the reorganization of the Company pursuant to a stock for stock exchange with a public company (See Note 2). All references to common stock and the numbers of shares issued and outstanding have been restated to reflect the shares of common stock issued in the reorganization.

                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - BUSINESS AQUISITION

     On June 23, 1998 the Company entered into an Agreement and Plan of Reorganization wherein the Company acquired all the issued and outstanding shares of common stock of Subsidiary, a privately held California corporation, in a stock for stock exchange. The Company issued 5,000,000 shares of common stock in the exchange. The agreement also provided that the Company would raise $2,000,000 of additional capital through the issuance of 1,333,333 shares of common stock. As a result of the acquisition and stock issuance the former shareholders of Subsidiary gained control of the Company. As a condition of the acquisition the Company effected a reverse stock split just prior to the acquisition on the basis of one share issued for each 16 shares previously issued (resulting in 1,800,000 shares outstanding just prior to the acquisition). The Company also changed its name from Galaxy Ventures, Inc. to Minimally Invasive Surgery Corporation. The financial statements have been presented to reflect the acquisition as a reorganization of Subsidiary as the operations of Subsidiary are the ongoing operations of the company.

NOTE 3 - FURNITURE AND EQUIPMENT

     Furniture and equipment consists of the following:

                                              Estimated
                                             Useful Lives          June 30,
                                               in Years              1998
                                              -----------         ----------
      Machinery and equipment                    5 - 7            $    6,543
      Furniture and fixtures                       7                     800
                                                                  ----------
                                                                       7,343
      Accumulated depreciation                                            (2)
                                                                  ----------
                                                                  $    7,341
                                                                  ----------

NOTE 4 - CAPITAL STOCK

     Common Stock - In connection with its acquisition of Subsidiary, the Company issued 5,000,000 shares (restated) of its previously authorized, but unissued common stock. Total proceeds from the sale of common stock amounted to $30,000.

     During June, 1998, the Company issued 1,333,333 shares of common stock for cash in a private placement at $1.50 per share. Gross proceeds from the sale amounted to $2,000,000. Offering costs of $80,858 were offset against the proceeds and posted to additional paid in capital.

                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - CAPITAL STOCK [Continued]

     Stock Warrants - Pursuant to the acquisition agreement, the Company declared a dividend to its stockholders consisting of 1,800,000 "Series A" warrants which would entitle the shareholders to purchase one share of the Company's common stock for each warrant at a price of $3 per share. The warrants would expire on June 30, 2000. The warrants have not yet been issued, but would be issued subsequent to the successful filing of a registration statement with the Securities and Exchange Commission to register the shares of stock underlying the warrants.

     Stock Option Plan - During June, 1998 the Company implemented its 1998 stock option plan. The plan provides for 500,000 shares of common stock to be reserved for issuance to officers, directors, employees and consultants as employment incentives. As of June 30, 1998, options for a total of 205,000 shares have been issued by the plan to officers of the Company. All the options are exercisable at $1.50 per share. The Company's chairman and chief executive officer received 100,000 of the options which are fully vested and can be exercised through June 23, 2008. The Company's President received 100,000 options of which 25,000 are fully vested and the remainder vest at a rate of 25,000 shares per year. The options can be exercised through June 23, 2008. The Secretary of the Company received 5,000 options which are fully vested and can be exercised through June 23, 2008.

     A summary of the status of the options granted under the Company's stock option plans and other agreements at June 30, 1998 and changes during the period then ended is presented in the table below:

                                                        1998
                                             -----------------------------
                                                          Weighted Average
                                              Shares       Exercise Price
                                             --------     ----------------
     Outstanding at beginning of period             -     $              -
     Granted                                  205,000                 1.50
     Exercised                                      -                    -
     Forfeited                                      -                    -
     Canceled                                       -                    -
                                             --------     ----------------
     Outstanding at end of Period             205,000     $           1.50
                                             --------     ----------------
     Exercisable at end of period             130,000     $           1.50
                                             --------     ----------------
     Weighted average fair value of
       options granted                            205     $            .62
                                             --------     ----------------

     The fair value of each option granted is estimated on the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the period ended June 30, 1998: risk-free interest rate of 5.316%, expected dividend yield of 0%, expected life of 10 years, and expected volatility of 0%.

                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - CAPITAL STOCK [Continued]

     A summary of the status of the options outstanding under the Company's stock option plans and other agreements at June 30, 1998 is presented below:

                       Options Outstanding                Options Exercisable
            ---------------------------------------    ------------------------
                          Weighted-
                           Average       Weighted-                    Weighted-
 Range of     Number      Remaining       Average                      Average
 Exercise     Number      Contractual     Exercise      Number        Exercise
  Prices    Outstanding      Life          Price       Exercisable       Price
---------   -----------   ----------    -----------    -----------    ---------
  $1.50       205,000      10 years        $1.50         130,000        $1.50


     The Company accounts for its option plans and other option agreements under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, since all options granted were granted with exercise prices at market value or above, no compensation cost has been recognized in the accompanying financial statements. Had compensation cost for these options been determined based on the fair value at the grant dates for awards under these plans and other option agreements consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per common share would have been the proforma amounts as indicated below:

                                                         Year Ended
                                                          June 30,
                                                            1998
                                                         ------------

         Net Loss                     As reported    $      (63,287)
                                      Proforma       $     (116,483)

         Loss per share               As reported         $  (.01)
                                      Proforma            $  (.02)

NOTE 5 - INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At June 30, 1998 the Company has available unused operating loss carryforwards of approximately $63,000, which may be applied against future taxable income and which expire in 2013.

                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INCOME TAXES [Continued]

     The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $21,500 as of December 31, 1997 with an offsetting valuation allowance of the same amount resulting in a change in the valuation allowance of approximately $21,500 during 1998.

NOTE 6 - LOSS PER SHARE

     The following data shows the amounts used in computing loss per share for the period ended June 30, 1998.

                                                                1997
                                                             -----------
                  Loss from continuing operations
                  available to common shareholders
                  (numerator)                                $  (63,287)
                                                             -----------
                  Weighted average number of common
                  shares outstanding used in loss per
                  share for the period (denominator)          5,463,399
                                                             -----------

NOTE 7 - RELATED PARTY TRANSACTIONS

     Management Compensation - The Company expensed $20,000 for consulting fees and $3,431 in salary to the Company's president during the period ended June 30, 1998.

     Shareholder Advance - During the period ended June 30, 1998, certain officer/shareholders of the company made advances to the Company totaling $31,735 on a non-interest bearing basis which are due on demand.

     Office Space - As of June 30, 1997, the Company has not rented office space. An officer/shareholder of the Company has been allowing the Company to use his office as a mailing address, as needed, at no expense to the Company.

     Stock Options - During the period ended June 30, 1997, Officers and Directors of the company, including a majority shareholder, were issued options for a total of 205,000 shares of common stock [See Note 4].

                     MINIMALLY INVASIVE SURGERY CORPORATION
                          [A Development Stage Company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEVELOPMENT STAGE COMPANY

     The Company was formed with a very specific business plan. However, the possibility exists that the Company could expend virtually all of its working capital in a relatively short time period and may not be successful in establishing on-going profitable operations.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

     Employment Agreement - The Company entered into a four year employment agreement during June, 1998 with its President, Jere Palazzolo.

     Concentration of Credit Risk - as of June 30, 1998 the Company had bank accounts with $1,824,985 in excess of federally insured amounts.


NOTE 10 - SUBSEQUENT EVENTS

     Related Party Advance - During July, 1998 an Officer and majority shareholder of the Company advanced $10,000 to the Company.

     Lease Agreement - During July, 1998 the Company entered into a lease agreement for office space. The Company paid a deposit of $900 and will make monthly rent payments of approximately $900. The agreement has an 18 month term and a one year renewal option.

====================================      ======================================

No dealer,  salesman or other person
is    authorized    to   give    any
information    or   To   make    any
representations   other  that  those
contained  in  this   Prospectus  in
connection   with  the  offer   made         1,800,000 Warrants and Underlying
hereby.   If  given  or  made,  such              Shares of Common Stock
information or representations  must
not be relied  upon as  having  been
authorized  by  the  Company.   This
Prospectus  does not  constitute  an
offer to sell or a  solicitation  of
an   offer   to   buy   any  of  the
securities  covered  hereby  in  any
jurisdiction  or to  any  person  to
whom it is  unlawful  to  make  such
offer   or   solicitation   in  such
jurisdiction.  Neither the  delivery
of this Prospectus nor any sale made
hereunder      shall,     in     any
circumstances,       create      any                MINIMALLY INVASIVE
implication  that  there has been no               SURGERY CORPORATION
change in the affairs of the Company
since the date hereof.

       ----------------------

          TABLE OF CONTENTS
                                Page
Available Information..............2
Annual Reports.....................2
Prospectus Summary.................3
Risk Factors.......................5                ------------------
Dilution..........................11                    PROSPECTUS
Use of Proceeds...................12                ------------------
Market for Common Equity and
  Related Shareholder Matters.....12
Management's Plan of Operation....13
Business..........................14
Management........................20
Certain Transactions..............24
Description of Securities.........25
Shares Eligible for Future Sale...26
Plan of Distribution..............27
Legal Matters.....................27
Experts...........................27

       ----------------------

Until 90 days after the date of this
Prospectus,  all  dealers  effecting
Transactions   in   the   registered
securities,     whether    or    not
participating in This  distribution,
may  be   required   to   deliver  a
prospectus.  This is in  addition to
the obligation of dealers to deliver
a   prospectus    when   acting   as              ------------------------
underwriters  and  with  respect  to                 September 21, 1998
their    unsold     allotments    or
subscriptions.

====================================      ======================================
====================================      ======================================

====================================      ======================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits the Company to indemnify its directors, officers, employees and agents, subject to certain conditions and limitations. Article XI of the Company's Bylaws requires the Company to indemnify officers, employees and agents (collectively "Agents") to the full extent permitted by the DGCL. The Company has also entered into Indemnity Agreements with its officers pursuant to which the Company has agreed to indemnify them. The Indemnity Agreements require payment of any amount which an indemnitee is legally obligated to pay because of claims relating to his or her service as an officer, although in some circumstances such indemnification would be discretionary. The Indemnity Agreements also provide that the Company will have the burden of proving that the applicable standard of conduct has not been met. However, Company is not obligated to make any payment prohibited by law or to pay where payment is made to an indemnitee under an insurance policy or otherwise.

         The Company's Bylaws, together with the Indemnity Agreements, expand the Company's indemnity obligations to the full extent permitted by law. While Delaware law contemplates some expansion of indemnification beyond what is specifically authorized by the DGCL, the courts have not yet established the boundaries of permissible indemnification.

         The Company and its directors and officers are also covered by liability insurance coverage.

Item 25. Other Expenses Of Issuance And Distribution

         The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this Registration Statement:

      Securities and Exchange Commission registration fee.....$  1,593
      Blue Sky fees and expenses..............................      --
      Printing and shipping expenses..........................     500
      Legal fees and expenses.................................  15,000
      Accounting fees and expenses............................   5,000
      Transfer Agent and Miscellaneous fees ..................   1,000
                                                              --------
              Total...........................................$ 23,093
                                                              ========
     ---------------

* All expenses are estimated except the Commission filing fee.

Item 26. Recent Sales Of Unregistered Securities

         On June 4, 1998, the Company entered into an Agreement and Plan of Reorganization with Chiu Minimally Invasive Spine Surgery, Inc. ("CMIS"). Pursuant to the Reorganization Agreement, the Company reverse split its Common Stock on a 16 to 1 basis, and then issued 5,000,000 post split shares of its authorized but previously unissued shares of Common Stock to all the existing shareholders of CMIS (1 entity), and acquired all the issued and outstanding stock of CMIS in a stock for stock exchange (the "Acquisition") whereupon CMIS became a wholly-owned subsidiary of the Company. The Acquisition was not registered under the Securities Act of 1933 (the "Act") in reliance on the exemption from registration in Section 4(2) of the Act, as a transaction not involving any public offering, and Regulation D promulgated thereunder. These securities were issued as restricted securities and the certificates were stamped with restrictive legends to prevent any resale without registration under the Act or in compliance with an exemption.

         Contemporaneous with the Acquisition, the Company issued 1,333,333 shares of Common Stock to sixteen accredited investors and raised gross proceeds of $2,000,000 in a non public offering of its securities and granted stock options to purchase 205,000 shares of Common Stock to the Company's officers and directors. There were no underwriting discounts or commissions. These transactions were not registered under the Act, in reliance on the exemption from registration in Section 4(2) of the Act, as transactions not involving any public offering, and Regulation D promulgated thereunder. These securities were issued as restricted securities and the certificates were stamped with restrictive legends to prevent any resale without registration under the Act or in compliance with an exemption.

Item 27. Exhibits Index


Exhibit No.                       Description

  2.1             Agreement and Plan of Reorganization, dated June 4, 1998.

  3(i).1          Certificate of Incorporation for Minimally Invasive Surgery
                  Corporation

  3(i).2 Certificate of Amendment to Certificate of Incorporation for Minimally Invasive Surgery Corporation

  3(i).3 Restated Articles of Incorporation for Chiu Minimally Invasive Spine Surgery, Inc.

  3(i).4 Certificate of Amendment of Articles of Incorporation for Chiu Minimally Invasive Spine Surgery, Inc.

  3(i).5 Certificate of Amendment of Articles of Incorporation for Chiu Minimally Invasive Spine Surgery, Inc.

  3(ii).1         Bylaws for Minimally Invasive Surgery Corporation

  3(ii).2 Amended and Restated Bylaws for Chiu Minimally Invasive Spine Surgery, Inc.

  4.1             Series A Warrant Agreement

  4.2             Form of Common Stock Purchase Warrant

  4.3             Form of Common Stock Certificate

  5.1*            Opinion of Blackburn & Stoll, LC

  21.1            Schedule of subsidiaries

  23.1            Consent of Pritchett, Siler & Hardy P.C., Independent Public
                  Accountants

  23.3* Consent of Blackburn & Stoll, LC (included in Exhibit 5.1 hereto)

  24.1            Powers of Attorney (included in Part II of this Registration
                  Statement)

  27.1            Financial Data Schedule

         ---------------

* To be filed by amendment.


Item 28. Undertakings

         The registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to: (i) Include any prospectus required by section 10(a)(3) of the Securities Act of

         1933; (ii) Include any additional or changed material information on the plan of distribution; and (iii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Camarillo, State of California, on September 23, 1998.

                                     MINIMALLY INVASIVE SURGERY CORPORATION



                                     By  /s/ John C. Chiu
                                        ---------------------------------------
                                        John C. Chiu, Chairman, Chief Executive
                                        Officer and Director

         We the undersigned, directors and officers of Minimally Invasive Surgery Corporation, do hereby severally constitute and appoint John C. Chiu and Jere D. Palazzolo, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and all amendments or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

   Signature                     Title                            Date


/s/ John C. Chiu        Chairman, Chief Executive Officer    September 23, 1998
-----------------       and Director
John C. Chiu


/s/ Jere D. Palazzolo   President, Chief Operating           September 23, 1998
---------------------   Officer, Chief Financial
Jere D. Palazzolo       Officer and Director


/s/ Stanley L: Chiu     Secretary/Treasurer and Director     September 23, 1998
-------------------
Stanley L. Chiu